EXHIBIT 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor (714) 382-2378	Ria Marie Carlson (714) 382-4400
jim.trainor@ingrammicro.com	ria.carlson@ingrammicro.com

Chris Kelly (714) 382-3355	Kay Leyba (714) 382-4175
chris.kelly@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS SECOND QUARTER 2006 RESULTS
Record second-quarter sales
Double-Digit Sales and Operating Income Growth in North America, Asia Pacific and Latin
America

     SANTA ANA, Calif., July 25, 2006 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the second quarter, which ended July 1, 2006.

     Worldwide sales hit the highest second-quarter level in company history, reaching $7.40 billion, an 8-percent increase from $6.84 billion in the prior-year period.

     Second-quarter net income increased 29 percent to $53.8 million, or $0.32 per diluted share, which includes stock-based compensation expense of $7.7 million or approximately $0.03 per diluted share related to the 2006 adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), in second quarter of 2006.

     In the prior-year period, net income based on generally accepted accounting principles (GAAP) was $41.7 million or $0.26 per diluted share, which included: (1) major-program and integration costs of $14.0 million (approximately $9.6 million net of tax) related to the company’s outsourcing and optimization plan in North America and the integration of the Tech Pacific acquisition, and (2) a benefit of $2.2 million for the favorable resolution of previously accrued income taxes related to the gains realized on the sale of securities.

     Year-ago net income on a non-GAAP basis -- which excludes the major-program costs, integration costs and the tax benefit noted above -- was $49.1 million or $0.30 per diluted share. A reconciliation of these non-GAAP items to GAAP net income can be found in the tables attached to this press release.

     “We delivered a solid quarter, with double-digit sales and operating income increases in three of our four regions,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “The market environment in Europe was challenging during the quarter, as reported by many of our peers, but we were able to mitigate single-market obstacles through our diversified global footprint and expansion into adjacencies. We continue to execute well and invest in the needs of our customers, helping them expand their reach and develop new business opportunities.”

Additional Second-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

  North American sales were $3.33 billion (45 percent of total revenues), an increase of 14 percent versus a year ago, of which approximately three percentage points resulted from the AVAD acquisition completed in July 2005.

  European sales were $2.39 billion (32 percent of total revenues), down slightly versus a year ago. The average foreign currency exchange rates between the U.S. dollar and European currencies were relatively flat with the prior year, having an immaterial impact on sales growth.

  Asia-Pacific sales were $1.34 billion (18 percent of total revenues), an increase of 12 percent versus a year ago.

  Latin American sales were $332 million (5 percent of total revenues), an increase of 10 percent versus a year ago.

Gross Margin

Gross margin was 5.30 percent, 4 basis points lower than first-quarter levels and 7 basis points lower than the year-ago quarter primarily due to the competitive environment in Europe.

Operating Expenses

  On a GAAP basis, total operating expenses were $303.7 million, or 4.11 percent of revenues, versus $296.2 million, or 4.33 percent of revenues, in the year-ago quarter. The results for the current quarter included $7.7 million of non-cash stock compensation expenses, as described previously, and approximately $3.3 million in incremental technology enhancements, which were not included in the prior-year results.

  For comparison purposes, non-GAAP operating expenses in the year-ago period, excluding the $14.0 million in major-program and integration costs, were $282.2 million, or 4.13 percent of revenues.

Operating Income

     Worldwide operating income on a GAAP basis was $88.0 million or 1.19 percent of revenues which includes approximately $7.7 million or 10 basis points related to stock-based compensation expense, compared

3-3-3 Ingram Micro Reports Second Quarter 2006 Results

to $71.3 million or 1.04 percent of revenues in the year-ago quarter. For comparison purposes, worldwide operating income in the year-ago period, excluding major-program and integration costs, was $85.3 million, or 1.25 percent of revenues.

     The stock-based compensation expense associated with the adoption of SFAS 123R is presented as a separate reconciling amount in the company’s segment reporting; therefore, this expense is included in the worldwide operating results but not in the operating results of the regions.

  North American operating income on a GAAP basis was $53.4 million or 1.60 percent of revenues, versus $28.9 million or 0.99 percent of revenues in the year-ago quarter. For comparison purposes, in the year-ago period, North American operating income, excluding major-program costs, was $39.4 million or 1.35 percent of revenues.

  European operating income was $19.6 million, or 0.82 percent of revenues, versus $28.3 million, or 1.17 percent of revenues, in the year-ago quarter.

  Asia-Pacific operating income on a GAAP basis was $16.1 million, or 1.20 percent of revenues, versus $10.9 million or 0.91 percent of revenues, in the year-ago quarter. For comparison purposes, in the year-ago period, Asia-Pacific operating income excluding major-program and integration costs was $14.4 million or 1.20 percent of revenues.

  Latin American operating income was $6.6 million, or 2.00 percent of revenues, versus $3.2 million, or 1.05 percent of revenues, in the year-ago quarter.
Other expenses for the quarter were $13.3 million, which is down five percent from the year-ago period.

Total depreciation and amortization was $15.1 million.

Capital expenditures were $7.7 million.

Balance Sheet Highlights

The cash balance at the end of the quarter was $497 million, an increase of $173 million from the end of 2005. Total debt was $650 million, an increase of $45 million from year-end. Debt-to-capitalization was 20 percent and in line with year end.

Inventory was $2.06 billion compared with $2.21 billion at the end of the year, which is flat at 27 days on hand.

Working capital days were 23, an increase of two days from year-end 2005, reflecting a greater mix of consumer and retail sales, but a one-day improvement from first quarter 2006.

4-4-4 Ingram Micro Reports Second Quarter 2006 Results

     “We were able to deliver on our goals despite an intense competitive environment,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “This is the eleventh consecutive quarter of meeting or exceeding our original guidance. The two American regions performed exceptionally well, with North America demonstrating strong operating leverage resulting from the cost savings realized from its outsourcing and optimization program and Latin America more than doubling operating income on 10 percent sales growth. While the European region faced market challenges caused by specific vendor actions during the quarter, it executed well and our research indicates that the region continues to outperform its competition. We’re pleased with our performances throughout the world, but there is still plenty of room for improvement.”

Six-Month Period

     For the six months ended July 1, 2006, worldwide sales were $14.99 billion, an 8-percent increase over the $13.89 billion reported a year ago. Regional sales were $6.53 billion for North America (a 12-percent increase versus the prior-year period); $5.10 billion for Europe (an increase of one percent in U.S. dollars, to which the translation impact of weaker European currencies had an approximate 5 percentage-point negative effect on comparisons to the prior year); $2.68 billion for Asia-Pacific (an increase of 12 percent versus the prior-year period); and $689 million for Latin America (an increase of 19 percent versus the prior-year period).

     Worldwide GAAP operating income for the six-month period was $186.9 million, or 1.25 percent of revenues, versus $147.5 million, or 1.06 percent of revenues, reported a year ago. For comparison purposes, six-month operating income in the year- ago period excluding major-program costs, integration costs and special items was $171.3 million or 1.23 percent of revenues.

     Six-month net income on a GAAP basis was $115.5 million, or $0.68 per diluted share, compared to $84.1 million, or $0.52 per diluted share, a year ago. For comparison purposes, six-month net income in the year-ago period excluding major-program costs, integration costs and special items was $98.4 million or $0.60 per diluted share.

Outlook for the Third Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company’s periodic filings with the Securities and Exchange Commission.

For third quarter 2006 ending Sept. 30, 2006, Ingram Micro expects:

  Revenue of $7.3 billion to $7.5 billion.

5-5-5 Ingram Micro Reports Second Quarter 2006 Results

  Net income of $49 million to $56 million, or $0.29 to $0.33 per diluted share, which includes approximately $8 million or $0.03 per share for the effect of non-cash stock-based compensation expense in the third quarter 2006, as well as approximately $5 million in incremental costs for IT enhancements, primarily related to the outsourcing of our application development function. For comparison purposes, 2005 did not include these expenses.

  The weighted average shares outstanding is expected to be approximately 170 million and the effective tax rate for the third quarter and for the remainder of the year is currently estimated to be 28 percent.

     “Demand continues to be solid throughout the world, with competitive pressures affecting pricing in certain markets,” said Spierkel. “Our guidance reflects year-over-year sales growth of 5 to 8 percent. Sequentially, we expect sales to be relatively flat, in line with seasonal norms. In Europe, third quarter is seasonally soft due to the summer holidays and, while the competitive pressures from recent vendor actions will ease over time, we believe that the environment may remain challenging for the near term. In addition, the North American market continues to be highly competitive, especially on larger accounts in the United States. Looking ahead, we see opportunities for growth and profit improvement in every region. I’m enthusiastic about the future.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for

6-6-6 Ingram Micro Reports Second Quarter 2006 Results

us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers --increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 31, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 140 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

©2006 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	July 1, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$496,629	$324,481
Trade accounts receivable, net	2,969,137	3,186,115
Inventories	2,062,824	2,208,660
Other current assets	394,511	352,042

Total current assets	5,923,101	6,071,298

Property and equipment, net	173,886	179,435
Goodwill	642,627	638,416
Other	146,743	145,841

Total assets	$6,886,357	$7,034,990

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,126,484	$3,476,845
Accrued expenses	412,243	479,422
Current maturities of long-term debt	161,413	149,217

Total current liabilities	3,700,140	4,105,484

Long-term debt, less current maturities	488,238	455,650
Other liabilities	41,744	35,258

Total liabilities	4,230,122	4,596,392

Stockholders' equity	2,656,235	2,438,598

Total liabilities and stockholders' equity	$6,886,357	$7,034,990

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended

	July 1, 2006	July 2, 2005

Net sales	$7,395,566	$6,840,486

Costs of sales	7,003,907	6,472,944

Gross profit	391,659	367,542

Operating expenses:
Selling, general and administrative (1)	303,685	289,954
Reorganization costs	(25)	6,286

	303,660	296,240

Income from operations	87,999	71,302

Interest and other	13,305	14,060

Income before income taxes	74,694	57,242

Provision for income taxes	20,914	15,544

Net income	$53,780	$41,698

Diluted earnings per share:
Net income	$0.32	$0.26

Diluted weighted average
shares outstanding	169,603,121	162,583,150

(1)
Stock-based compensation expense recognized in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which was adopted effective January 1, 2006, was $7,690 for the thirteen weeks ended July 1, 2006.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended

	July 1, 2006	July 2, 2005

Net sales	$14,994,411	$13,892,478
Costs of sales	14,197,208	13,145,463

Gross profit	797,203	747,015

Operating expenses:
Selling, general and administrative (1)	610,836	590,509
Reorganization costs	(549)	8,978

	610,287	599,487

Income from operations	186,916	147,528

Interest and other	26,498	28,763

Income before income taxes	160,418	118,765

Provision for income taxes	44,917	34,616

Net income	$115,501	$84,149

Diluted earnings per share:
Net income	$0.68	$0.52

Diluted weighted average
shares outstanding	169,432,501	163,157,683

(1)
Stock-based compensation expense recognized in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which was adopted effective January 1, 2006, was $15,643 for the twenty-six weeks ended July 1, 2006.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended July 2, 2005

	As Reported Under GAAP		Special Items		Non-GAAP Financial Measure

Operating expenses	$296,240	(d)	$(13,975)	(a)	$282,265	(d)
Income from operations	71,302		13,975	(a)	85,277
Net income	41,698		7,442	(b)	49,140
Diluted earnings per share	$0.26		$0.04	(c)	$0.30

(a)	Includes: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $4,869, primarily related to employee termination benefits for workforce reductions, and $5,646 charged to selling, general and administrative expenses, primarily comprised of consulting and retention expenses; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $1,438, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,043 charged to selling, general and administrative expenses, primarily comprised of consulting and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; (3) partially offset by a credit adjustment of $21 in Europe for lower than expected costs to settle a lease obligation related to a previous action.

(b)	Includes adjustments noted in footnote (a) above, net of estimated income taxes, and an income tax benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(c)	Includes adjustments noted in footnote (b) above on a per share basis, calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 162,583,150.

(d)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended July 2, 2005 represent 4.33% and non-GAAP operating expenses represent 4.13%. For comparative purposes, operating expenses for the thirteen weeks ended July 1, 2006 represent 4.11% of net sales.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended July 2, 2005

	As Reported Under GAAP		Special Items		Non-GAAP Financial Measure

Operating expenses	$599,487	(d)	$(23,806)	(a)	$575,681	(d)
Income from operations	147,528		23,806	(a)	171,334
Net income	84,149		14,225	(b)	98,374

Diluted earnings per share	$0.52		$0.08	(c)	$0.60

(a)	Includes: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $5,610, primarily related to employee termination benefits for workforce reductions and an adjustment related to a previous action for a higher than expected lease obligation, and $10,674 charged to selling, general and administrative expenses, primarily comprised of consulting and retention expenses; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $3,389, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $4,154 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; (3) partially offset by a credit adjustment of $21 in Europe for lower than expected costs to settle a lease obligation related to a previous action.

(b)	Includes adjustments noted in footnote (a) above, net of estimated income taxes, and an income tax benefit of $2,201 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(c)	Includes adjustments noted in footnote (b) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 163,157,683.

(d)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended July 2, 2005 represent 4.32% and non-GAAP operating expenses represent 4.14%. For comparative purposes, operating expenses for the twenty-six weeks ended July 1, 2006 represent 4.07% of net sales.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended July 1, 2006

	Net Sales	Operating Income	Operating Margin

North America	$3,327,164	$53,392	1.60%
Europe	2,394,191	19,558	0.82%
Asia-Pacific	1,342,367	16,114	1.20%
Latin America	331,844	6,625	2.00%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(7,690)	-

Consolidated Total	$7,395,566	$87,999	1.19%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended July 2, 2005

	Net Sales	GAAP Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$2,917,924	$28,898	$10,515	$39,413
Europe	2,421,502	28,299	(21)	28,278
Asia-Pacific	1,199,483	10,929	3,481	14,410
Latin America	301,577	3,176	-	3,176

Consolidated Total	$6,840,486	$71,302	$13,975	$85,277

		GAAP Operating Margin	Special Items	Non-GAAP Operating Margin (b)

North America		0.99%	0.36%	1.35%
Europe		1.17%	(0.00%)	1.17%
Asia-Pacific		0.91%	0.29%	1.20%
Latin America		1.05%	-	1.05%
Consolidated Total		1.04%	0.21%	1.25%

(a)	Special items in 2005 include: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $4,869, primarily related to employee termination benefits for workforce reductions, and $5,646 charged to selling, general and administrative expenses, primarily comprised of consulting and retention expenses; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $1,438, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,043 charged to selling, general and administrative expenses, primarily comprised of consulting and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; (3) partially offset by a credit adjustment of $21 in Europe for lower than expected costs to settle a lease obligation related to a previous action.

(b)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended July 1, 2006

	Net Sales	Operating Income	Operating Margin

North America	$6,533,759	$105,252	1.61%
Europe	5,096,818	54,079	1.06%
Asia-Pacific	2,675,199	29,646	1.11%
Latin America	688,635	13,582	1.97%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(15,643)	-

Consolidated Total	$14,994,411	$186,916	1.25%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended July 2, 2005

	Net Sales	GAAP Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$5,857,210	$58,799	$16,284	$75,083
Europe	5,069,689	65,301	(21)	65,280
Asia-Pacific	2,385,141	17,003	7,543	24,546
Latin America	580,438	6,425	-	6,425

Consolidated Total	$13,892,478	$147,528	$23,806	$171,334

		GAAP Operating Margin	Special Items	Non-GAAP Operating Margin (b)

North America		1.00%	0.28%	1.28%
Europe		1.29%	(0.00%)	1.29%
Asia-Pacific		0.71%	0.32%	1.03%
Latin America		1.11%	-	1.11%
Consolidated Total		1.06%	0.17%	1.23%

(a)	Special items in 2005 include: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $5,610, primarily related to employee termination benefits for workforce reductions and an adjustment related to a previous action for a higher than expected lease obligation, and $10,674 charged to selling, general and administrative expenses, primarily comprised of consulting and retention expenses; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $3,389, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $4,154 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; (3) partially offset by a credit adjustment of $21 in Europe for lower than expected costs to settle a lease obligation related to a previous action.

(b)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.